Exhibit 99.1

         Ibis Technology Announces Notice of Voluntary Dismissal Filed by Plaintiff in Shareholder Derivative Litigation

     DANVERS, Mass.--(BUSINESS WIRE)--April 10, 2007--Ibis Technology Corporation (Nasdaq GM: IBIS - News), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced that the plaintiff in the shareholder derivative litigation pending in the United States District Court for the District of Massachusetts against the Company, as a nominal defendant, and certain of its directors and officers, has filed a notice of voluntary dismissal with the Court. The notice of dismissal provides that the shareholder derivative litigation will be dismissed with prejudice and seeks the entry of an order by the Court confirming dismissal. The notice also states that the plaintiff will receive a $55,000.00 payment upon the Court's entry of an order of dismissal, in consideration of plaintiff's analysis of information provided by the Company regarding, among other things, the Company's contention that the litigation should be dismissed for failure to make a demand on the Board of Directors before filing suit as required by Massachusetts law. Such payment will be funded entirely by the Company's insurance carrier.

     About Ibis Technology

     Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the Company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

     This release contains express or implied forward-looking statements regarding, among other things, (i) the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (ii) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (iii) the Company's plan to focus on supplying implanters to wafer manufacturers, (iv) the adequacy of the Company's cash resources for continuing and future operations, and (v) the adoption rate of SOI technology, and (vi) the proposed resolution of the litigation referenced above. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2006. All information set forth in this press release is as of April 10, 2007, and Ibis undertakes no duty to update this information unless required by law.


    CONTACT: Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer